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                     February 9, 2023

       Marshall Kiev
       Co-Chief Executive Officer
       Forum Merger IV Corp
       1615 South Congress Avenue, Suite 103
       Delray Beach, Florida 33445

                                                        Re: Forum Merger IV
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 31,
2023
                                                            File No. 001-40230

       Dear Marshall Kiev:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Elliott Smith